Exhibit 10.1

ACHILLION PHARMACEUTICALS, INC.

Non-Executive Directors Compensation Policy

Each of our non-employee directors will receive compensation, as follows:

Non-Employee Directors Compensation	Annual Retainer Fee
Annual Retainer for Non-Employee Directors

Annual Retainer	$50,000

Additional Retainer for Non-Employee Directors Chair of Committees

- Chairman of the Board	$30,000
- Audit Committee Chair	$20,000
- Compensation Committee Chair	$15,000
- Nominating and Corporate Governance Chair	$10,000
- Strategy & Transaction Committee Chair	$15,000
- Compliance Committee Chair	$10,000

Additional Retainer for Non-Employee Directors who are Members on Committees

- Audit Committee Member	$10,800
- Compensation Committee Member	$7,500
- Nominating and Corporate Governance Committee Member	$7,500
- Strategy and Transaction Committee Member	$7,500
- Compliance Committee Member	$7,500

Non-employee directors will receive their compensation in quarterly installments in arrears. In addition, reasonable, out-of-pocket expenses incurred to attend Board of Directors and committee meetings will be fully reimbursed.

Equity Compensation

Initial Grants. Upon initial election to our Board of Directors, non-employee directors will be granted, automatically and without the need for any further action by the Board of Directors, an initial equity award of a non-statutory stock option to purchase 30,000 shares of our common stock. The initial award shall vest immediately upon such director’s initial election.

Annual Grants. All non-employee directors who have served as a member of our Board of Directors for at least six months prior to the date of such annual grant will be granted, automatically and without the need for any further action by the Board of Directors, an annual equity award, on the date that the Compensation Committee of the Board of Directors makes its annual grant of stock options to senior executives of the Company, of a non-statutory stock option to purchase 30,000 shares of our common stock. The annual award shall vest as to 25% on the date of grant and as to an additional 2.08% at the end of each monthly period thereafter, subject to such director’s continued service as a director through such vesting date.

The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting our common stock, or any distribution to holders of our common stock other than an ordinary cash dividend.

The initial awards and the annual awards shall be subject to the terms and conditions of our 2015 Stock Incentive Plan, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards

We do not compensate directors who are also our officers or employees for service as a director.

Adopted Board of Directors March 28, 2017